EXHIBIT 10.3
INTERNATIONAL GAME TECHNOLOGY
2002 STOCK INCENTIVE PLAN
PERFORMANCE SHARE AWARD AGREEMENT
     THIS PERFORMANCE SHARE AWARD AGREEMENT (this “Award Agreement”) is dated as of September 29, 2006 (the “Award Date”) by and between International Game Technology, a Nevada corporation (the "Corporation”), and Thomas J. Matthews (the “Participant”).
W I T N E S S E T H
     WHEREAS, pursuant to the International Game Technology 2002 Stock Incentive Plan, as amended (the “Plan”), the Corporation hereby grants to the Participant, effective as of the date hereof, a performance share award (the “Award”), upon the terms and conditions set forth herein and in the Plan.
     NOW THEREFORE, in consideration of services rendered and to be rendered by the Participant, and the mutual promises made herein and the mutual benefits to be derived therefrom, the parties agree as follows:
     1. Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to such terms in the Plan.
     2. Grant. Subject to the terms of this Award Agreement, the Corporation hereby grants to the Participant an Award with respect to an aggregate of 107,300 shares of Common Stock of the Corporation (the “Performance Shares”).
     3. Vesting. Subject to Section 8(a) below, a portion of the total number of Performance Shares subject to the Award as determined under Section 3(a) (the “Eligible Shares”) shall be eligible to vest with respect to each of the five consecutive fiscal years of the Corporation commencing with the fiscal year ending September 30, 2007 (each such fiscal year, a "Performance Year”). The number of Performance Shares that vest for each Performance Year shall be determined by multiplying the number of Eligible Shares for such Performance Year by the Vesting Percentage for such Performance Year (as determined under Section 3(b)) and rounding to the nearest whole share. In all cases, the number of Performance Shares referred to in this Section 3 is subject to adjustment under Section 6.2(a) of the Plan.
     Notwithstanding any other provision herein, the vesting of any Eligible Shares for a Performance Year is subject to the condition that the Participant be employed by or providing services to the Corporation or its Subsidiaries as of the second Friday of the November that follows the end of such Performance Year (or, if such date is not a business day, the next preceding business day).
          (a) Eligible Shares. The number of Eligible Shares for a Performance Year shall equal:

•	for the Performance Year ending September 30, 2007, twenty percent (20%) of the total number of Performance Shares subject to the Award; and

•	for each Performance Year that commences after September 30, 2007, the sum of (i) twenty percent (20%) of the total number of Performance Shares subject to the Award, and (ii) fifty percent (50%) of the total number of the Cumulative Unvested Shares as of the first day of such Performance Year. For these purposes, “Cumulative Unvested Shares” as of the first day of any Performance Year shall mean the amount obtained by subtracting (x) the aggregate number of Performance Shares that have vested hereunder with respect to all Performance Years that precede such Performance Year, from (y) the amount obtained by multiplying (A) the total number of Performance Shares subject to the Award, by (B) twenty percent (20%), by (C) the number of such Performance Years that precede such Performance Year.
          By way of example only, the following chart illustrates the number of Performance Shares that would be Eligible Shares for each Performance Year, assuming a 1,000-share grant and a Vesting Percentage for each such Performance Year of 80% (which assumes a 12% EPS CAGR multiplied by 6.67, as determined under Section 3(b)):

						Cumulative
	%	Shares	Cumulative Shares	Shares Available	Shares	Shares	Shares	50% Shares
Year	Vested	Granted	Granted	To Vest	Vested	Vested	Unvested	Unvested
FY’07	80.0%	200	200	200	160	160	40	20
FY’08	80.0%	200	400	220	176	336	64	32
FY’09	80.0%	200	600	232	186	522	78	39
FY’10	80.0%	200	800	239	191	713	87	43
FY’11	80.0%	200	1,000	243	195	908	92	N/A

		1,000			908

          In no event shall any Performance Shares be eligible to vest with respect to any period after the Performance Year ending September 30, 2011 (other than those shares that vest on the second Friday of November 2011 with respect to the immediately preceding fiscal year). Accordingly, one hundred percent (100%) of the Performance Shares eligible to vest for the Performance Year ending September 30, 2011 that do not vest after application of the Vesting Percentage for such Performance Year shall be forfeited as of the second Friday of November 2011.
          (b) Vesting Percentage. The “Vesting Percentage” for any Performance Year shall be based on the Corporation’s Earnings Per Share Compound Annual Growth Rate (as such term is defined below) (“EPS CAGR”) as follows:

•	if the EPS CAGR for a Performance Year is 15% or more, the Vesting Percentage for such Performance Year will be 100%;

•	if the EPS CAGR for a Performance Year is less than 15% but equal to or greater than 8%, the Vesting Percentage for such Performance Year will be the product obtained by multiplying (i) such EPS CAGR, by (ii) 6.67;

•	if the EPS CAGR for a Performance Year is less than 8% but equal to or greater than 4%, the Vesting Percentage for such Performance Year will be the product obtained by multiplying (i) such EPS CAGR, by (ii) 3.33; and

•	if the EPS CAGR for a Performance Year is less than 4%, the Vesting Percentage for such Performance Year will be 0%.
Any fractional percentage of the EPS CAGR shall be rounded to the nearest whole percentage.
          For purposes of this Award Agreement, the term “Earnings Per Share Compound Annual Growth Rate” with respect to a Performance Year shall mean the compound annual growth rate of the Corporation’s Adjusted Earnings Per Share for the period commencing on October 1, 2006 and ending on the last day of such Performance Year, and the term “Adjusted Earnings Per Share” shall mean the Corporation’s Earnings Per Share for the relevant period, as determined on a consolidated basis in accordance with generally accepted accounting principles as applied in the Corporation’s financial reporting generally as of the Award Date (disregarding any changes in such principles after such date) and excluding the following items: (i) impairment charges related to goodwill and intangible assets that were acquired before the Participant was hired as an employee of the Corporation, (ii) charges related to natural disasters and related insurance recoveries, (iii) charges related to debt retirement, (iv) charges related to acquisition            in-process research and development, (v) stock-based compensation expense related to the Participant, (vi) gain or loss on the sale of a building or airplane, and (vii) gain or loss on the sale of a business.
     4. Continuance of Employment. The vesting schedule requires continued employment or service through each applicable vesting date as a condition to the vesting of the applicable installment of the Award and the rights and benefits under this Award Agreement. Employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle the Participant to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services as provided in Section 8(a) below or under the Plan.
     Nothing contained in this Award Agreement or the Plan constitutes an employment or service commitment by the Corporation, affects the Participant’s status as an employee at will who is subject to termination without cause, confers upon the Participant any right to remain employed by or in service to the Corporation or any of its Subsidiaries, interferes in any way with the right of the Corporation or any of its Subsidiaries at any time to terminate such employment or services, or affects the right of the Corporation or any of its Subsidiaries to increase or decrease the Participant’s other compensation or benefits. Nothing in this paragraph, however, is intended to adversely affect any independent contractual right of the Participant without his or her consent thereto.

     5. Dividend and Voting Rights. After the Award Date, the Participant shall be entitled to cash dividends and voting rights with respect to the Performance Shares subject to the Award even though such shares are not vested, provided that such rights shall terminate immediately as to any Performance Shares that are forfeited pursuant to Section 3 or Section 8(a).
     6. Restrictions on Transfer. Prior to the time that they have become vested pursuant to Section 3 hereof or Section 6.2 of the Plan, neither the Performance Shares, nor any interest therein, amount payable in respect thereof, or Restricted Property (as defined in Section 9 hereof) may be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered, either voluntarily or involuntarily. The transfer restrictions in the preceding sentence shall not apply to (a) transfers to the Corporation, or (b) transfers by will or the laws of descent and distribution.
     7. Stock Certificates.
          (a) Book Entry Form. The Corporation shall issue the Performance Shares subject to the Award either: (a) in certificate form as provided in Section 7(b) below; or (b) in book entry form, registered in the name of the Participant with notations regarding the applicable restrictions on transfer imposed under this Award Agreement.
          (b) Certificates to be Held by Corporation; Legend. Any certificates representing Performance Shares that may be delivered to the Participant by the Corporation prior to vesting shall be redelivered to the Corporation to be held by the Corporation until the restrictions on such shares shall have lapsed and the shares shall thereby have become vested or the shares represented thereby have been forfeited hereunder. Such certificates shall bear the following legend and any other legends the Corporation may determine to be necessary or advisable to comply with all applicable laws, rules, and regulations:
“The ownership of this certificate and the shares of stock evidenced hereby and any interest therein are subject to substantial restrictions on transfer under an Agreement entered into between the registered owner and International Game Technology. A copy of such Agreement is on file in the office of the Secretary of International Game Technology.”
          (c) Delivery of Certificates Upon Vesting. Promptly after the vesting of any Performance Shares pursuant to Section 3 hereof or Section 6.2 of the Plan and the satisfaction of any and all related tax withholding obligations pursuant to Section 10, the Corporation shall, as applicable, either remove the notations on any Performance Shares issued in book entry form which have vested or deliver to the Participant a certificate or certificates evidencing the number of Performance Shares which have vested (or, in either case, such lesser number of shares as may result after giving effect to Section 10). The Participant (or the Beneficiary or Personal Representative of the Participant in the event of the Participant’s death or disability, as the case may be) shall deliver to the Corporation any representations or other documents or assurances as the Corporation or its counsel may determine to be necessary or advisable in order to ensure compliance with all applicable laws, rules, and regulations with respect to the grant of the Award and the delivery of shares of Common Stock in respect thereof. The shares so delivered shall no longer be restricted shares hereunder.

          (d) Stock Power; Power of Attorney. Concurrently with the execution and delivery of this Award Agreement, the Participant shall deliver to the Corporation an executed stock power in the form attached hereto as Exhibit A, in blank, with respect to such shares. The Corporation shall not deliver any share certificates in accordance with this Agreement unless and until the Corporation shall have received such stock power executed by the Participant. The Participant, by acceptance of the Award, shall be deemed to appoint, and does so appoint by execution of this Award Agreement, the Corporation and each of its authorized representatives as the Participant’s attorney(s)-in-fact to effect any transfer of unvested forfeited shares (or shares otherwise reacquired by the Corporation hereunder) to the Corporation as may be required pursuant to the Plan or this Award Agreement and to execute such documents as the Corporation or such representatives deem necessary or advisable in connection with any such transfer.
     8. Effect of Termination of Employment or Services; Forfeiture of Shares.
          (a) General. Subject to Section 8(c), if the Participant ceases to be employed by or ceases to provide services to the Corporation or a Subsidiary (the date of such termination of employment or service is referred to as the Participant’s “Severance Date”), the Participant’s Performance Shares (and related Restricted Property as defined in Section 9 hereof) shall be forfeited to the Corporation to the extent such shares have not become vested pursuant to Section 3 hereof or Section 6.2 of the Plan upon the Severance Date (regardless of the reason for such termination of employment or service, whether with or without cause, voluntarily or involuntarily, or due to death or disability). If the Participant is employed by a Subsidiary and that entity ceases to be a Subsidiary, such event shall be deemed to be a termination of the employment of the Participant for purposes of this Award Agreement, unless the Participant otherwise continues to be employed by the Corporation or another of its Subsidiaries following such event.
          (b) Forfeiture of Shares. Upon the occurrence of any forfeiture of Performance Shares pursuant to Section 3 or Section 8(a), such unvested, forfeited shares and related Restricted Property shall be automatically transferred to the Corporation as of the Severance Date, without any other action by the Participant (or the Participant’s beneficiary or personal representative in the event of the Participant’s death or disability, as applicable). No consideration shall be paid by the Corporation with respect to such transfer. The Corporation may exercise its powers under Section 7(d) hereof and take any other action necessary or advisable to evidence such transfer. The Participant (or the Participant’s Beneficiary or Personal Representative in the event of the Participant’s death or disability, as applicable) shall deliver any additional documents of transfer that the Corporation may request to confirm the transfer of such unvested, forfeited shares and related Restricted Property to the Corporation.
          (c) Certain Terminations of Employment. Notwithstanding Section 8(a) or any other provision of this Award Agreement or the Plan, in the event that the Participant’s employment with the Corporation and its Subsidiaries is terminated:
•	by the Corporation or a Subsidiary at any time without Cause, or by the Participant for Good Reason at any time following a Change in Control, all Performance Shares subject to the Award (and any Restricted Property related to such shares) shall become fully vested and nonforfeitable as of the date of such termination of the Participant’s employment;

•	due to either the Participant’s death or a good faith determination by the Board that the Participant has a Disability, a portion of the Performance Shares (and any Restricted Property related to the shares represented by such portion) shall become vested and nonforfeitable as of the date of such termination, such portion to be determined by multiplying (i) the total number of Eligible Shares for the Performance Year in which such termination occurs, by (ii) a fraction, the numerator of which shall be the number of days of such Performance Year that have elapsed as of the date of such termination, and the denominator of which shall be 365. Any Eligible Shares for such Performance Year that are not vested after giving effect to the foregoing sentence and all other Performance Shares that are not then vested (and any related Restricted Property) shall be forfeited as of the date of such termination.
          For purposes of this Section 8(c), the terms “Cause,” “Change in Control” and “Disability” shall have the meanings ascribed to such terms in that certain Employment Agreement dated October 27, 2003, as amended on September 29, 2006, by and between the Corporation and the Participant (the "Employment Agreement”); and the term “Good Reason” shall mean shall mean the occurrence of any of the following: (i) without the Participant’s express written consent, a material reduction of the Participant’s duties, position or responsibilities relative to the Participant’s duties, position or responsibilities in effect immediately prior to such reduction, or the removal of the Participant from such duties, position and responsibilities, unless the Participant is provided with substantially comparable duties, position and responsibilities; (ii) a reduction by the Corporation of the Participant’s rate of base salary or target annual bonus opportunity as in effect immediately prior to such reduction; or (iii) any material breach of the Employment Agreement by the Corporation; provided that Good Reason shall not exist pursuant to clause (i) or (iii) above unless the Participant shall have first provided written notice to the Corporation of the circumstances that would otherwise constitute Good Reason and the Corporation shall have failed to reasonably cure such circumstances promptly (and in no event more than 30 days after) its receipt of such notice; further provided that any termination for Good Reason must be made not later than 90 days after the circumstances giving rise to such claim of Good Reason are first known to exist (or first reasonably should have been known to exist) by the Participant.
     9. Adjustments Upon Specified Events. Upon the occurrence of certain events relating to the Corporation’s stock contemplated by Section 6.2(a) of the Plan, the Committee shall make adjustments in accordance with such section in the number and kind of securities that may become vested under the Award. If any adjustment shall be made under Section 6.2(a) of the Plan, the restrictions applicable to the Performance Shares shall continue in effect with respect to any consideration, property or other securities (the “Restricted Property” and, for the purposes of this Award Agreement, “Performance Shares” shall include “Restricted Property”, unless the context otherwise requires) received in respect of such Performance Shares. Such Restricted Property shall vest at such times and in such proportion as the Performance Shares to which the Restricted Property is attributable vest, or would have vested pursuant to the terms hereof if such Performance Shares had remained outstanding. To the extent that the Restricted Property includes any cash (other than regular cash dividends), such cash shall be invested, pursuant to policies established by the Committee, in interest bearing, FDIC-insured (subject to applicable insurance limits) deposits of a depository institution selected by the Committee, the earnings on which shall be added to and become a part of the Restricted Property.
     10. Tax Withholding. The Corporation shall be entitled to require a cash payment by or on behalf of the Participant and/or to deduct from other compensation payable to the Participant any sums required by federal, state or local tax law to be withheld with respect to the vesting of any of the Performance Shares; provided, however, that the Participant or other person in whom any Performance Shares vest may irrevocably elect, subject to the prior approval of the Committee and such rules and procedures as may be established by the Committee, to have the Corporation withhold and reacquire the appropriate number of whole Performance Shares, valued at their then Fair Market Value, to satisfy any withholding obligations of the Corporation or its Subsidiaries with respect to such vesting at the minimum applicable withholding rates. Any election to have shares so held back and reacquired shall not be available if the Participant makes or has made an election pursuant to Section 83(b) of the Code with respect to the Award.
     11. Notices. Any notice to be given under the terms of this Award Agreement shall be in writing and addressed to the Corporation at its principal office to the attention of the Secretary, and to the Participant at the Participant’s last address reflected on the Corporation’s payroll records. Any notice shall be delivered in person or shall be enclosed in a properly sealed envelope, addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government. Any such notice shall be given only when received, but if the Participant is no longer an Eligible Person, shall be deemed to have been duly given five business days after the date mailed in accordance with the foregoing provisions of this Section 11.
     12. Plan. The Award and all rights of the Participant under this Award Agreement are subject to the terms and conditions of the provisions of the Plan, incorporated herein by reference. The Participant agrees to be bound by the terms of the Plan and this Award Agreement. The Participant acknowledges having read and understanding the Plan, the Prospectus for the Plan, and this Award Agreement. Unless otherwise expressly provided in other sections of this Award Agreement, provisions of the Plan that confer discretionary authority on the Board or the Committee do not (and shall not be deemed to) create any rights in the Participant unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Board or the Committee so conferred by appropriate action of the Board or the Committee under the Plan after the date hereof.
     13. Entire Agreement. This Award Agreement and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. The Plan may be amended pursuant to Section 8.6 of the Plan. This Agreement may be amended by the Board from time to time. Any such amendment must be in writing and signed by the Corporation. Any such amendment that materially and adversely affects the Participant’s rights under this Agreement requires the consent of the Participant in order to be effective with respect to the Award. The Corporation may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Participant hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.
     14. Counterparts. This Award Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
     15. Section Headings. The section headings of this Award Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.
     16. Governing Law. This Award Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada without regard to conflict of law principles thereunder.
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the Corporation has caused this Award Agreement to be executed on its behalf by a duly authorized officer and the Participant has hereunto set his or her hand as of the date and year first above written.

INTERNATIONAL GAME TECHNOLOGY, a Nevada corporation
By:

Print Name:

Its:

PARTICIPANT
/s/ Thomas J Matthews
Signature

Thomas J Matthews
Print Name

CONSENT OF SPOUSE
     In consideration of the execution of the foregoing Performance Share Award Agreement by International Game Technology, I, Carolyn Sue Matthews, the spouse of the Participant therein named, do hereby join with my spouse in executing the foregoing Performance Share Award Agreement and do hereby agree to be bound by all of the terms and provisions thereof and of the Plan.
Dated: September 29, 2006

/s/ Carolyn Sue Matthews
Signature of Spouse

Carolyn Sue Matthews
Print Name

EXHIBIT A
STOCK POWER
     FOR VALUE RECEIVED and pursuant to that certain Performance Share Award Agreement between International Game Technology, a Nevada corporation (the “Corporation”), and the individual named below (the “Individual”) dated as of ______, 2006, the Individual, hereby sells, assigns and transfers to the Corporation, an aggregate ___shares of Common Stock of the Corporation, standing in the Individual’s name on the books of the Corporation and represented by stock certificate number(s) ________________________ to which this instrument is attached, and hereby irrevocably constitutes and appoints ________________________ as his or her attorney in fact and agent to transfer such shares on the books of the Corporation, with full power of substitution in the premises.
Dated _____________, ________

/s/ Thomas J Matthews
Signature

Thomas J Matthews
Print Name

(Instruction: Please do not fill in any blanks other than the signature line. The purpose of the assignment is to enable the Corporation to exercise its sale/purchase option set forth in the Performance Share Award Agreement without requiring additional signatures on the part of the Individual.)